EXHIBIT 23.04

                         CONSENT OF KPMG PEAT MARWICK LLP

         The Board of Directors
         HSN, Inc.

         We consent to incorporation by reference in the Registration Statement on Form S-8 of HSN, Inc. (formerly known as Silver King Communications, Inc.) of our reports dated February 21, 1996 relating to the consolidated balance sheets of Home Shopping Network, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, and the related consolidated financial statement schedule, which reports appear in the December 31, 1995 annual report on Form 10-K of Home Shopping Network, Inc.

                                               /s/ KPMG Peat Marwick LLP

         St. Petersburg, Florida
         December 24, 1996